UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 27, 2007
Handleman Company

(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

1-7923	38-1242806

(Commission File Number)	(IRS Employer Identification No.)

500 Kirts Boulevard, Troy, Michigan	48084-4142

(Address of Principal Executive Offices)	(Zip Code)
(248) 362-4400

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On November 28, 2007, Handleman Company (“Handleman”) announced that on November 27, 2007, it accepted the resignation of Mr. Stephen Strome as Chief Executive Officer and as a member of the Board of Directors. Handleman and Mr. Strome entered into a Consulting Agreement dated November 27, 2007 (“Consulting Agreement”). For his consulting services that begin January 7, 2008 and end on March 31, 2010, Handleman will pay Mr. Strome $506,667 annually. Handleman will pay Mr. Strome $800,000 in exchange for his agreement not to work for any business that competes with Handleman or solicits Handleman employees. Mr. Strome is also eligible for his full payout, if any is awarded, pursuant to his outstanding award under Handleman’s Long Term Incentive Plan that vests in April 2008. Handleman will also maintain Mr. Strome’s healthcare benefits until June 30, 2011. Handleman also approved Mr. Strome’s Defined Benefit Supplemental Executive Retirement Program payout as discussed below.
See Consulting Agreement between Handleman Company and Stephen Strome dated November 27, 2007 filed as Exhibit 99.1
On November 28, 2007, Handleman announced that Mr. Albert Koch will serve as Handleman’s President and Chief Executive Officer through Handleman’s engagement of AP Services, LLC (“AP Services”), a Michigan limited liability company. AP Services is affiliated with AlixPartners, a financial advisory firm, where Mr. Koch is Vice Chairman and has served as a Managing Director since 1995 and partner since 2007. Mr. Koch’s hourly rate is $660 an hour with a full time commitment of working at least 35 hours per week during each of Handleman’s fiscal quarters. Handleman has also agreed to pay AP Services a success fee that is equal to 5% (five percent) of the increase in shareholder market capitalization from the inception the agreement through the payment due date. The market capitalization on the inception date shall be determined by the number of outstanding shares (20.46 million shares) multiplied by the average of the closing prices for the five trading days ending on November 28, 2007. The minimum success fee shall be an amount equal to 20% of the AP Services billing for Mr. Al Koch’s time from the inception of the contract through the payment due date provided that such minimum shall not exceed 20% of the increase in market capitalization. Handleman and AP Services also agreed on additional guidelines regarding the success fee as described in the agreement. (See Exhibit 99.2, Management and Restructuring Service Agreement between Handleman Company and AP Services, LLC.)
Handleman shall also reimburse AP Services for all reasonable out-of-pocket expenses incurred in connection with this assignment. Handleman also remitted a $250,000 retainer to AP Services that it will apply against fees and expenses.

On November 27, 2007, the Board of Directors (“Board”) of Handleman approved the payouts of Supplemental Executive Retirement Plan (“SERP”) benefits for Handleman’s named executive officers. In July 2006, pursuant to Board action, Handleman ceased accruals under the SERP effective November 2006. Handleman funded the SERP obligations through a Rabbi trust, which is a trust commonly used for non-qualified deferred compensation plans that generally protects its deposit made on the employee’s behalf from revocation by the employer. Handleman made its last deposit to the Rabbi trust in April 2006.
Handleman has made payouts to all other SERP participants and the payments to Handleman’s named executive officers are the final payouts of the SERP benefits frozen in November 2006. As a result of these final payouts, approximately $250,000 in the Rabbit trust that Handleman is not required to pay out will be available for corporate purposes. Also, Handleman has eliminated the ongoing administrative, accounting and actuarial costs of the SERP and tax deductions will be available (subject to future taxable income) earlier than would otherwise have been the case.
The executive officers and the payouts are as follows: Stephen Strome in the approximate amount of $3.7 million; Thomas C. Braum in the amount of approximately $340,000; and Mark Albrecht in the approximate amount of $55,000. Handleman will make the SERP benefits payouts in or around mid December 2007 and early January 2008.
Item 5.05. Waiver of a Provision of the Code of Ethics
On November 27, 2007, in conjunction with the Board appointing Mr. Koch as President and Chief Executive Officer, the Board resolved to waive the Handleman Company Code of Conduct and Ethics conflict of interest provision as it relates to (i) Mr. Koch maintaining his employment and/or consulting arrangements with other companies, including AP Services, while he serves as Handleman’s Chief Executive Officer, and (ii) as to Mr. Koch retaining the services of additional AP Services personnel on Handleman’s behalf, subject to the approval of Handleman’s Board of Directors or a committee thereof.
99.1	Severance Agreement between Handleman Company and Stephen Strome.

99.2	Management and Restructuring Services Agreement between Handleman Company and AP Services, LLC.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANDLEMAN COMPANY
Date: November 30, 2007	By:	/s/ Thomas C. Braum, Jr.
	Name:	Thomas C. Braum, Jr.
	Title:	Executive Vice President and Chief Financial Officer